Exhibit 99.2

Contacts:	James K. Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

ALLOY REVISES WHEN-ISSUED TRADING DATE EXPECTATION

FOR DELIA*S, INC. COMMON STOCK TO THE TRADING DAY

IMMEDIATELY FOLLOWING THE S-1 REGISTRATION STATEMENT

EFFECTIVENESS DATE

Alloy Shares Traded Prior to the Registration Statement Effectiveness Date Will Trade with Due Bills for dELiA*s, Inc. Shares

New York, NY – December 9, 2005—Alloy, Inc. (“Alloy”) (Nasdaq: ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today reconfirmed that its Board of Directors has approved the spin-off of its wholly-owned subsidiary, dELiA*s, Inc. (“dELiA*s”), which currently operates Alloy’s merchandising business, and will be distributing to Alloy stockholders all outstanding shares of dELiA*s common stock owned by Alloy. Barring unforeseen events, the distribution is expected to occur on December 19, 2005 to Alloy stockholders of record at the close of business on December 7, 2005. Ex-dividend trading in Alloy common stock (i.e., reflecting the dELiA*s spin-off) will commence on the trading date immediately following the effectiveness date of the dELiA*s registration statement on Form S-1. Alloy common stock which trades after the December 7, 2005 record date and until the commencement of ex-dividend trading will trade with due bills that entitle purchasers to receive the shares of dELiA*s common stock to be issued in the spin-off pursuant to the established spin-off distribution ratio.

The trading of the dELiA*s common stock on the Nasdaq National Market is expected to begin on or about December 19, 2005 under the ticker symbol “DLIA.” The company expects that the dELiA*s common stock will trade on the Nasdaq National Market on a when-issued basis under the symbol “DLIAV” beginning on the trading date immediately following the effectiveness date of the dELiA*s registration statement on Form S-1. The distribution is contingent upon dELiA*s’ registration statement on Form S-1 being declared effective by the Securities and Exchange Commission, compliance with applicable federal and state securities laws and satisfaction of various legal, contractual and other requirements.

A registration statement relating to dELiA*s, Inc. common stock has been filed with the SEC, but has not yet become effective. Accordingly, dELiA*s securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the preliminary prospectus relating to the dELiA*s securities may be obtained, when they become available, from Edward Taffet, General Counsel of dELiA*s. Mr. Taffet can be reached at 435 Hudson Street, New York, New York 10014, telephone (212) 807-9060 or by email at spinoff@delias.com.

About Alloy, Inc.

Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 31 million Generation Y consumers each month and is comprised of two distinct businesses: Alloy Media + Marketing and dELiA*s, Inc. Alloy Media + Marketing is one of the largest providers of targeted media and promotional marketing programs incorporating such industry- recognized divisions as Alloy Marketing & Promotions (AMP), 360 Youth, American Multicultural Marketing (AMM), Market Place Media (MPM), Alloy Education, Alloy Entertainment, and Alloy Out-of-Home. Working with these groups, marketers can connect with their targeted audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, display media boards, college guides, and promotional events. dELiA*s, Inc., our direct marketing and retail store subsidiary, includes the dELiA*s, Alloy, and CCS brand names and sells apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, websites and retail stores. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

About dELiA*s, Inc.

dELiA*s, Inc. currently is a wholly-owned subsidiary of Alloy and is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands—dELiA*s, Alloy and CCS — are lifestyle brands that generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2005, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.